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                                                                    EXHIBIT 12.2

                         FRONTIERVISION HOLDINGS, L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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
                                  Six months ended June 30, 1997                Year ended December 31, 1997
                                  ------------------------------                ----------------------------
                              Pro Forma                                    Pro Forma
                             for Existing                                 for Existing
                              Systems,        Pro Forma                     Systems,      Pro Forma
                             Acquisition    for Existing                  Acquisition    for Existing
                               Systems         Systems                      Systems         Systems
                               and the         and the       Actual         and the         and the        Actual        Actual
                              Offering         Offering       FVOP          Offering       Offering         FVOP          FVOP
                                1997             1997         1997            1996           1996           1996          1995
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net Income (Loss)            $    (36,008)  $    (26,246)  $    (21,415)  $    (71,647)  $    (50,508)  $    (23,801)  $     (2,703)

Add (Deduct):
 Income Tax Provision
  (Benefit)                             -              -              -              -              -              -              -
Less: Minority Interest                 -              -              -              -              -              -              -
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Pre Tax Income (Loss)             (36,008)       (26,246)       (21,415)       (71,647)       (50,508)       (23,801)        (2,703)

                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Add: Fixed Charges
 Interest                          38,225         27,571         21,938         75,629         54,727         23,210          1,451
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
                             $      2,217   $      1,325   $        523   $      3,982   $      4,219   $       (591)  $     (1,252)
                             ============   ============   ============   ============   ============   ============   ============
Fixed Charges                $     38,225   $     27,571   $     21,938   $     75,629   $     54,727   $     23,210   $      1,451
                             ============   ============   ============   ============   ============   ============   ============

Ratio of Earnings to Fixed
 Charges                              N/A            N/A            N/A            N/A            N/A            N/A            N/A
Deficiency of Earnings to
 Fixed Charges               $     36,008   $     26,246   $     21,415     $   71,647   $     50,508   $     23,801   $      2,703
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